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ASHLAND GLOBAL HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Cruiser Capital Advisors, LLC
Keith M. Rosenbloom
Cruiser Capital Master Fund LP
Metamorphosis IV LLC
Allen A. Spizzo
William H. Joyce
Patrick E. Gottschalk
Carol S. Eicher
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Cruiser Capital Criticizes Ashland Global's Recent Actions and Board Updates
Believes Investors Deserve Directors Who Will Constructively Engage with Stockholders – Like Dr. Bill Joyce and Allen Spizzo – Who Have Knowledge and Experience That May Improve Ashland
Sees Ashland's Board Update Announcement Purely as an Attempt to Further Entrench Itself and Deprive Stockholders of the Ability to Vote on the Replacement for a Retiring Director
Highlights what Cruiser Views as Ashland's Highly Disingenuous Statements Surrounding Interactions with Cruiser and its Stated Recommendations for Maximizing Stockholder Value

New York, NY – (December 17, 2018) – Cruiser Capital Advisors, LLC ("Cruiser"), which has nominated four respected and highly-qualified chemical executives to the Board of Ashland Global Holdings Inc. ("Ashland" or "the Company") (NYSE: ASH), today issued the following statement responding to Ashland's recent actions regarding the composition of the Company's Board of Directors ("Board"):
"Ashland's Governance and Nominating Committee has supposedly completed a thorough process for reviewing and evaluating Cruiser's director nominees. Yet in its recently filed proxy materials, the Board decided not to recommend any of these highly-qualified Nominees – Dr. Bill Joyce, Allen Spizzo, Carol Eicher, and Pat Gottschalk – for election to the Board. This decision was made without a single member of the Committee speaking to any of these Nominees and without anyone from the Company or its representatives even asking them how they would seek to improve Ashland. In our view, their review process was anything but thorough, and this lack of engagement is not in the best interest of stockholders.
Furthermore, while Ashland's recently-announced plan to add a new independent director may sound like a positive development, we believe it is a disingenuous scheme to fundamentally retain the status quo on the Board. To be clear, under Ashland's announced plan, the Board will be able to appoint a new 11th member after the 2019 Annual Meeting of Stockholders (the "2019 Annual Meeting"), thereby depriving stockholders in the contested 2019 election of the opportunity to vote for their own Board of Directors.
If "Lead Independent Director" Barry Perry's retirement is as Ashland states "consistent with Ashland's director retirement policy," the vacancy caused by his retirement should not come as a surprise. Why then was there no planned succession for Mr. Perry's seat? We believe the truth is that Ashland had no intention of retiring Barry Perry. But now, under the guise of "Board refreshment," the Board is continuing its pattern of suppressing stockholders' voices and effectively robbing the owners of the Company from voting on a new "independent" director.
In our view, the Governance and Nominating Committee of the Board bears particular responsibility for employing these entrenchment tactics and failing to thoroughly review director candidates. Directors on this Committee are theoretically charged with maintaining a Board that is independent and responsive to the concerns of all stockholders.
We believe the Company's actions demonstrate the failure of the Governance and Nominating Committee members to fulfill their duties to stockholders and employees. We believe all stockholders must ask the question: why will Ashland not let Ashland's owners vote on a candidate for Mr. Perry's "independent director" seat?

We also feel compelled to respond to several recent statements from Ashland that we believe are designed to confuse issues for stockholders, especially regarding its interactions with Cruiser and our stated suggestions for improving the Company's long-term strategy and driving stockholder value creation.
Firstly, we would remind stockholders that, contrary to what Ashland has attempted to argue, we have tried for many months to have the Company constructively engage with qualified stockholders and executives but have repeatedly been rebuffed. The timeline set forth in our recent preliminary proxy filing (pages 5-7) makes clear our attempt at constructive dialogue.1
Secondly, we are deeply troubled by Ashland's description of our recommendations for the Company, which we believe is designed to sow confusion. In a letter to Ashland employees, Chairman and CEO William A. Wulfsohn stated that Cruiser called on Ashland "to cut costs more aggressively to improve its margins."2 What this letter clearly failed to mention was that for months we had requested that the Company and Board speak with two of our nominees, Dr. Bill Joyce and Mr. Allen Spizzo, because "we believe these stockholders have valuable insights into how Ashland could both improve operating efficiency, and grow revenues and margins without necessarily firing employees."3
Given these observations, we cannot help but wonder what else Ashland is omitting in its internal discussions with employees and stockholders.
We believe that Ashland's actions are simply reactive entrenchment maneuvers designed to blunt the will of stockholders. It is critical that stockholders see the Company's maneuvers and seemingly unprofessional lack of preparedness for what they are. We firmly believe that actions speak louder than words, and in this case, Ashland's pattern of poor corporate governance and ignoring the voices of stockholders is deafeningly loud.
Change is needed at Ashland, and we look forward to continuing to engage with stockholders and Ashland to ensure that our independent, highly-qualified director nominees – Dr. Bill Joyce, Mr. Allen Spizzo, Mr. Pat Gottschalk, and Ms. Carol Eicher – are elected to the Board at the 2019 Annual Meeting."
Investor Contact:
Bruce Goldfarb / Jason Alexander
Okapi Partners LLC
212-297-0720
info@okapipartners.com

Media Contact:
 Dan Zacchei / Joe Germani
Sloane & Company
212-486-9500
dzacchei@sloanepr.com / jgermani@sloanepr.com

1 Cruiser Capital preliminary proxy statement, 12/07/18, https://www.sec.gov/Archives/edgar/data/1674862/000089706918000634/cmw20.htm
2 Ashland letter to employees, 11/28/18, https://www.sec.gov/Archives/edgar/data/1674862/000095015718001176/ex1.htm
3 Cruiser Capital press release, 11/20/18. https://www.businesswire.com/news/home/20181120005446/en/Cruiser-Capital-Sends-Letter-Ashland-Board-Directors

About Cruiser Capital Advisors
Cruiser Capital Advisors, LLC is an investment management firm that concentrates its investments in companies it believes trade at public market values substantially different from intrinsic value. Cruiser often utilizes a constructivist approach to collaborate with management teams to help drive stockholder value. Cruiser may be contacted at Info@Cruisercap.com.
Publicly Available Information
The financial and performance information provided in the press release and letter is based on publicly available data and information reported by Ashland. Cruiser does not warrant the data and information reported by Ashland. Cruiser cannot and does not guarantee the accuracy, validity, timeliness or completeness of any data or information or data reported by Ashland. None of the information contained in the press release and letter constitutes a recommendation, solicitation or offer to buy or sell any securities of Ashland.
Important Information
This press release and attached letter are not a solicitation of a proxy from any security holder of Ashland Global Holdings Inc. (the "Company"). Cruiser Capital Master Fund LP has nominated four individuals as nominees to the Company's board of directors and intends to solicit votes for the election of those individuals as members of the Company's board of directors. The individuals that have been nominated are Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher (the "Nominees"). Cruiser Capital Master Fund LP will send a definitive proxy statement, WHITE proxy card and related proxy materials to stockholders of the Company seeking their support of the Nominees at the Company's 2019 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed with the Securities and Exchange Commission ("SEC") by Cruiser Capital Master Fund LP and its affiliates (the "Cruiser Capital Parties") at the SEC's web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.
Participants in Solicitation
The following persons may be deemed to be participants in the planned solicitation from the Company's stockholders of proxies in favor of the Nominees (the "Participants"): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis IV LLC, Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher. The Participants may have interests in the solicitation, including as a result of holding shares of the Company's common stock. Information regarding the Participants and their interests may be found in the Notice of Intent to Nominate Directors, as filed with the SEC on October 25, 2018 and incorporated herein by reference.
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